EXHIBIT 99.1

FOR IMMEDIATE RELEASE Contact: Fred Zinn, President and CEO Phone: (914) 428-9098 Fax: (914) 428-4581 E Mail: Drew@drewindustries.com

DREW INDUSTRIES REPORTS FOURTH QUARTER
AND FULL-YEAR 2010 RESULTS

White Plains, New York – February 15, 2011 – Drew Industries Incorporated (NYSE: DW), a leading supplier of components for recreational vehicles (RVs) and manufactured homes, today reported net income for the fourth quarter ended December 31, 2010 of $3.1 million, or $0.14 per diluted share, compared to net income of $2.9 million, or $0.13 per diluted share in the fourth quarter of 2009.

Net sales in the 2010 fourth quarter exceeded $106 million, up 2 percent compared to 2009 fourth quarter net sales. Industry-wide wholesale shipments of travel trailers and fifth-wheel RVs, Drew’s primary RV market, increased 4 percent in the quarter, while industry-wide production of manufactured homes declined 16 percent. Drew’s RV Segment represented 81 percent of consolidated net sales.

As reported last year, net income for the 2009 fourth quarter was reduced by $1.5 million due to charges incurred largely as a result of unprecedented conditions in the RV and manufactured housing industries in 2009. Results in the 2010 fourth quarter were impacted by higher raw material costs than in the fourth quarter of 2009.

Drew’s net sales in January 2011 reached approximately $51 million, 16 percent higher than in January 2010. “This was a great start to the new year and builds on our success in 2010,” said Fred Zinn, Drew’s President and CEO. “Further, recent reports of increased sales at consumer RV shows over the last month, as well as indications that credit availability has been improving, along with higher consumer confidence readings in four of the last five months, are all encouraging signs for Drew and the RV industry.”

“Drew continuously responds to the needs of our customers for new and innovative products,” said Jason Lippert, CEO of Drew’s subsidiaries, Lippert Components and Kinro. “In 2010, we completed four acquisitions, through which we added a wide array of product offerings for our customers. In addition to driving market share gains for existing products, these acquisitions helped us expand our product line of motorhome components, and increase our content per towable RV to $2,171, an increase of $158 in 2010.”

“Further, on January 28, 2011 we acquired Home-Style, the leading manufacturer of RV furniture and mattresses in the growing Northwest RV market,” added Jason Lippert. “We expect the acquisition of Home-Style to be immediately accretive to earnings. The acquisition of Home-Style will allow us to quickly capture the leading market share for RV furniture and mattresses in that region, while capitalizing on our experience and purchasing power in that product line. With our talented operating management team, and strong, debt-free balance sheet, we have the capability to continue the steady growth in RV content we have accomplished throughout the past decade.”

“We are also quite pleased that the improvement in the RV industry, which began over a year ago, continued in the fourth quarter of 2010 and apparently in January 2011, as the economy continued to emerge from the recession,” said Zinn. “Industry-wide retail sales of travel trailer and fifth-wheel RVs were consistently higher in 2010, increasing an estimated 13 percent from 2009, including increases of 9 percent in October and 12 percent in November, the last month for which this data is available. In December 2010, RV dealers expressed their confidence by boosting purchases in anticipation of strong retail demand in the upcoming spring selling season. While RV dealer purchases and inventory levels may continue to fluctuate, we believe continued strength in retail sales is the key to an ongoing recovery in the RV industry.”

“In 2010 Drew also continued to grow in other markets, most notably after-market products for both RVs and manufactured homes, net sales of which were up nearly 35 percent, to $29 million,” said Scott Mereness, President of Drew subsidiaries Lippert Components and Kinro. “Our net sales to other industries, largely modular housing and transit buses, increased as well, reaching $21 million in 2010, 44 percent above 2009 net sales.”

“Drew’s success in 2010 and prior years is in large part attributable to the motivation provided by our pay-for-performance compensation policies,” said Zinn. “These policies encourage our management team to make business decisions which are likely to yield high short-term and long-term returns, at an acceptable level of risk. As a result of these policies and our improved operating results, performance-based incentive compensation represented more than 50 percent of the total 2010 compensation of our top executives. Further, 30 percent of the total 2010 compensation of our top executives was equity-based compensation.”

Because of the seasonality of the RV and manufactured housing industries, historically, the Company’s operating results in the first and fourth quarters have been the weakest, while the second and third quarters are traditionally stronger. However, because of fluctuations in RV dealer inventories since the fourth quarter of 2009, seasonal industry trends have been different than in prior years.

2010 Full-Year Results
For the full year, Drew’s net income increased to $28.0 million, or $1.26 per diluted share. For 2009 Drew reported a net loss of $24.1 million, or ($1.10) per diluted share. As reported in 2009, excluding a goodwill impairment charge of $29.4 million, net of taxes, or ($1.34) per diluted share, net income for 2009 was $5.2 million, or $0.24 per diluted share. During 2009, the Company also incurred expenses totaling $5.5 million, net of taxes, or ($0.25) per diluted share, resulting from plant closings and start-ups, staff reductions and relocations, increased bad debts, and obsolete inventory and tooling, largely due to the unprecedented conditions in the RV and manufactured housing industries.

Net sales for the year ended December 31, 2010 reached $573 million, a 44 percent increase over net sales of $398 million in 2009, as both of the Company’s segments achieved greater growth than the industries they serve. Net sales of the Company’s RV Segment increased 53 percent, compared to a 44 percent increase in industry-wide wholesale shipments of travel trailers and fifth-wheel RVs. Net sales of the Company’s Manufactured Housing Segment increased 12 percent, compared to a 1 percent increase in industry-wide production of manufactured homes.

“Raw material costs as a percent of net sales has been volatile between quarters for the past two years,” said Joe Giordano, Drew’s Chief Financial Officer and Treasurer. “Volatility in raw material costs has become the norm, and in recent weeks the cost of steel and aluminum has again increased. Over the years, we have been highly successful in implementing sales price adjustments as the costs of raw materials change. Further, our operating management team has proven to be highly effective in improving operating efficiencies in all facets of our business, and we expect to continue making progress in this area as well.”

“Clearly, 2010 marked an impressive rebound for Drew,” said Zinn. “We reported solid sales and earnings growth in both the RV and Manufactured Housing Segments, and we made investments that should help us continue to grow. After investing nearly $30 million for five acquisitions in the last 13 months, and paying a $1.50 per share special dividend aggregating $33 million, we are still debt-free, and have more than $25 million in cash, as well as substantial available borrowing capacity. While we still face challenges, I believe Drew and the two industries we serve are currently well below their long-term potential. If the U.S. economy continues to recover, as recent forecasts suggest, and credit markets continue to improve, we expect to make progress in 2011 towards realizing the long-term potential of our business.”

Recreational Vehicle (RV) Products Segment
Drew supplies the following components for RVs:
•Towable steel chassis	•Aluminum windows and screens
•Towable axles and suspension solutions	•Chassis components
•Slide-out mechanisms and solutions	•Furniture and mattresses
•Thermoformed bath, kitchen and other products	•Entry and baggage doors
•Toy hauler ramp doors	•Entry steps
•Patio doors	•Other accessories
•Manual, electric and hydraulic stabilizer
and lifting systems

To a lesser extent, Drew’s RV Segment also manufactures components for transit buses and specialty trailers for hauling boats, personal watercraft, snowmobiles and equipment.

Drew’s RV Segment reported operating profit of $6.4 million, on net sales of $87 million in the 2010 fourth quarter, compared to operating profit of $6.2 million, on net sales of $84 million in the comparable period in 2009. RV Segment operating profit in the 2009 fourth quarter was reduced by $1.3 million due to expenses related to plant closings and start-ups, and employee relocations. “The increase in RV Segment operating profit compared to the 2009 fourth quarter was less than we would typically expect on the $2.1 million increase in net sales, primarily because of higher material costs than in the fourth quarter of 2009,” said Giordano.

For the full 2010 year, the Company’s RV Segment reported net sales of $477 million, an increase of 53 percent from 2009, compared to the 44 percent increase in industry-wide wholesale shipments of travel trailers and fifth-wheel RVs. “Our RV Segment continues to grow through acquisitions, new product introductions and market share growth,” said Jason Lippert. “In 2010, more than 90 percent of the Company’s RV Segment net sales were components for travel trailer and fifth-wheel RVs. However, in the past year we have begun to expand our product line of components for motorhomes, as we see growth opportunities in that market.”

RV Segment operating profit was $44.4 million for the full year 2010, an increase of more than 180 percent from the $15.7 million achieved in 2009. As previously reported, 2009 results included $5.3 million of expenses related to plant closings and start-ups, staff reductions and relocations, increased bad debts, and obsolete inventory and tooling, largely related to the sharp decline in the RV industry. Operating profit in 2010 was impacted by $3 million of excess production costs incurred in the second and third quarters as a result of faster-than-anticipated increases in demand for certain products. “We have added production capacity for these products, which enabled us to avoid these excess production costs in the 2010 fourth quarter, and improve operating efficiencies going forward,” added Mereness. “We will continue to invest in plant and equipment as needed in the future, to help ensure we can maintain a high level of production efficiencies throughout our operations.”

Manufactured Housing Products Segment
Drew supplies the following components for manufactured homes:
•Vinyl and aluminum windows and screens	•Steel chassis
•Thermoformed bath and kitchen products	•Steel chassis parts
•Steel and fiberglass entry doors	•Axles
•Aluminum and vinyl patio doors

Drew’s Manufactured Housing Segment reported operating profit of $1.3 million, on net sales of nearly $20 million in the fourth quarter of 2010, compared to operating profit of $1.4 million on net sales of more than $20 million in the comparable period in 2009. The 2 percent decline in net sales by Drew’s Manufactured Housing Segment was less than the 16 percent decline in industry-wide production of manufactured homes for the quarter, as a result of growth in the Company’s sales of manufactured housing entry doors, as well as an increase in its after-market sales.

For the full year 2010, the Company’s Manufactured Housing Segment reported operating profit of $9.6 million on net sales of $96 million, compared to operating profit of $3.2 million on net sales of $85 million in 2009. The 12 percent increase in segment net sales exceeded the 1 percent increase in industry-wide production levels in 2010, as a result of growth in the Company’s sales of manufactured housing entry doors, as well as an increase in its after-market sales. The $6.4 million increase in segment operating profit resulted from cost reductions and improved efficiencies, as well as the increase in net sales.

“While there have yet to be any significant signs of improvement in the manufactured housing industry, we continue to achieve good margins and return on assets in this segment,” said Zinn. “I continue to believe that once the overall housing market begins to recover from its depressed state, the manufactured housing industry is likely to benefit from increased consumer demand for more affordable housing.”

Balance Sheet and Other Items
Accounts receivable remain current, with only 13 days sales outstanding at the end of the year. “Despite the $12 million increase in inventory during 2010, we turned inventory 6.5 times in 2010, compared to 4.8 turns in 2009,” said Giordano. “In addition to the $7.3 million paid for the acquisition of Home-Style in January 2011, over the first few months of 2011, we expect to use $10 million to $20 million of cash to fund working capital growth as we head into the spring selling season. With no debt, substantial available credit lines, solid cash flow, and anticipated cash balances in excess of $15 million, after the Home-Style acquisition and seasonal increases in working capital, we remain well-positioned to continue taking advantage of growth opportunities.”

Goodwill and other intangible assets increased by $7 million and $18 million, respectively, in 2010, primarily as a result of the four acquisitions completed. The acquisition of Home-Style will add approximately $4 million of goodwill and other intangible assets in 2011. The $11 million increase in other long-term liabilities in 2010 largely represents the estimated future earn-outs related to the 2010 acquisitions.

Capital expenditures were $2.4 million in the 2010 fourth quarter and $10.1 million for the full year. Depreciation and amortization aggregated $4.4 million in the 2010 fourth quarter and $17.1 million for the full year. The Company has seven owned facilities and vacant land, with an aggregate book value of $12 million, available for sale, of which four facilities are currently leased to third parties. Preliminary estimates for 2011 are that capital expenditures will be $13 million to $15 million, and that depreciation and amortization will be approximately $16 million.

Non-cash stock-based compensation was $1.4 million in the fourth quarter of 2010, and $4.1 million for the full year. Preliminary estimates are that stock-based compensation expense will be approximately $5 million to $6 million in 2011.

The effective tax rate for 2010 and the fourth quarter was lower than in the prior year, primarily as a result of an increase in the Federal domestic manufacturing credit, and the extension of the R&D credit enacted late in the year. The Company expects the effective tax rate for 2011 to be between 38 percent and 39 percent.

Conference Call & Webcast
Drew will provide an online, real-time webcast and rebroadcast of its fourth quarter and year end 2010 earnings conference call on the Company’s website, www.drewindustries.com on Tuesday, February 15, 2011 at 11:00 a.m. Eastern time. Individual investors can also listen to the call at www.companyboardroom.com.

Institutional investors can access the call via the password-protected event management site, StreetEvents (www.streetevents.com). A replay of the conference call will be available by telephone by dialing (888) 286-8010 and referencing access code 66633254. A replay will also be available on Drew’s website.

About Drew
Drew, through its wholly-owned subsidiaries, Lippert Components and Kinro, supplies a broad array of components for RVs and manufactured homes, including windows, doors, chassis, chassis parts, bath and shower units, axles, and upholstered furniture. In addition, Drew manufactures slide-out mechanisms and leveling devices for RVs, as well as trailers primarily for hauling boats. Currently, from 26 factories located throughout the United States, Drew serves most major national manufacturers of RVs and manufactured homes in an efficient and cost-effective manner. Additional information about Drew and its products can be found at www.drewindustries.com.

Forward-Looking Statements
This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to financial condition, results of operations, business strategies, operating efficiencies or synergies, competitive position, growth opportunities for existing products, plans and objectives of management, markets for the Company’s Common Stock and other matters. Statements in this press release that are not historical facts are “forward-looking statements” for the purpose of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933.

Forward-looking statements, including, without limitation, those relating to our future business prospects, revenues, expenses income (loss), cash flow, and financial condition, whenever they occur in this press release are necessarily estimates reflecting the best judgment of our senior management at the time such statements were made, and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by forward-looking statements. The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made. You should consider forward-looking statements, therefore, in light of various important factors, including those set forth in this press release, and in our subsequent filings with the Securities and Exchange Commission.

There are a number of factors, many of which are beyond the Company’s control, which could cause actual results and events to differ materially from those described in the forward-looking statements. These factors include, in addition to other matters described in this press release, pricing pressures due to domestic and foreign competition, costs and availability of raw materials (particularly steel and steel-based components, vinyl, aluminum, glass and ABS resin) and other components, availability of credit for financing the retail and wholesale purchase of manufactured homes and recreational vehicles, availability and costs of labor, inventory levels of retail dealers and manufacturers, levels of repossessed manufactured homes and RVs, the disposition into the market by the Federal Emergency Management Agency (“FEMA”), by sale or otherwise, of RVs or manufactured homes purchased by FEMA, changes in zoning regulations for manufactured homes, sales declines in the RV or manufactured housing industries, the financial condition of our customers, the financial condition of retail dealers of RVs and manufactured homes, retention and concentration of significant customers, interest rates, oil and gasoline prices, and the outcome of litigation. In addition, national and regional economic conditions and consumer confidence affect the retail sale of RVs and manufactured homes.

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DREW INDUSTRIES INCORPORATED
OPERATING RESULTS
(unaudited)

	Year Ended December 31,		Three Months Ended December 31,
(In thousands, except per share amounts)	2010	2009	2010	2009

Net sales	$572,755	$397,839	$106,203	$104,591
Cost of sales	446,585	319,129	83,118	80,234
Gross profit	126,170	78,710	23,085	24,357
Selling, general and administrative expenses	80,821	69,489	18,484	19,158
Goodwill impairment	-	45,040	-	-
Other (income) expense	(79)	(238)	-	22
Operating profit (loss)	45,428	(35,581)	4,601	5,177
Interest expense, net	218	789	50	175
Income (loss) before income taxes	45,210	(36,370)	4,551	5,002
Provision (benefit) for income taxes	17,176	(12,317)	1,419	2,098
Net income (loss)	$28,034	$(24,053)	$3,132	$2,904

Net income (loss) per common share:
Basic	$1.27	$(1.10)	$0.14	$0.13
Diluted	$1.26	$(1.10)	$0.14	$0.13

Weighted average common shares outstanding:
Basic	22,123	21,807	22,140	22,058
Diluted	22,266	21,807	22,276	22,204

Depreciation and amortization	$17,087	$18,468	$4,361	$4,131
Capital expenditures	$10,148	$3,107	$2,442	$1,192

SEGMENT RESULTS
(unaudited)

	Year Ended December 31,		Three Months Ended December 31,
(In thousands)	2010	2009	2010	2009

Net sales:
RV Segment	$477,202	$312,535	$86,524	$84,421
MH Segment	95,553	85,304	19,679	20,170
Total net sales	$572,755	$397,839	$106,203	$104,591

Operating profit (loss):
RV Segment	$44,388	$15,660	$6,391	$6,170
MH Segment	9,590	3,216	1,349	1,407
Total segment operating profit	53,978	18,876	7,740	7,577
Corporate	(7,990)	(6,542)	(2,176)	(1,612)
Goodwill impairment	-	(45,040)	-	-
Other items	(560)	(2,875)	(963)	(788)
Total operating profit (loss)	$45,428	$(35,581)	$4,601	$5,177

DREW INDUSTRIES INCORPORATED
BALANCE SHEET INFORMATION
(unaudited)

	December 31,
(In thousands, except ratios)	2010	2009

Current assets
Cash and cash equivalents	$38,880	$52,365
Short-term investments	4,999	12,995
Accounts receivable, trade, less allowance	12,890	12,541
Inventories	69,328	57,757
Prepaid expenses and other current assets	16,768	13,793
Total current assets	142,865	149,451
Fixed assets, net	79,848	80,276
Goodwill	7,497	-
Other intangible assets, net	57,419	39,171
Deferred taxes	15,770	16,532
Other assets	3,382	2,635
Total assets	$306,781	$288,065

Current liabilities:
Accounts payable, trade, accrued expenses and other current liabilities	45,074	35,707
Total current liabilities	45,074	35,707
Other long-term liabilities	18,248	8,243
Total liabilities	63,322	43,950
Total stockholders’ equity	243,459	244,115
Total liabilities and stockholders’ equity	$306,781	$288,065

Current ratio	3.2	4.2
Total indebtedness to stockholders’ equity	-	-

DREW INDUSTRIES INCORPORATED
SUMMARY OF CASH FLOWS
(unaudited)

	Year Ended December 31,
(In thousands)	2010	2009

Cash flows from operating activities:
Net income (loss)	$28,034	$(24,053)
Adjustments to reconcile net income (loss) to cash flows provided by operating activities:
Depreciation and amortization	17,087	18,468
Deferred taxes	(1,438)	(16,685)
(Gain) loss on disposal of fixed assets and other non-cash items	(613)	2,836
Stock-based compensation expense	4,176	3,494
Goodwill impairment	-	45,040
Changes in assets and liabilities, net of business acquisitions:
Accounts receivable, net	(341)	(4,628)
Inventories	(11,757)	37,505
Prepaid expenses and other assets	(951)	3,226
Accounts payable, accrued expenses and other liabilities	7,866	(1,947)
Net cash flows provided by operating activities	42,063	63,256

Cash flows from investing activities:
Capital expenditures	(10,148)	(3,107)
Acquisitions of businesses	(21,900)	(1,679)
Proceeds from sales of fixed assets	1,788	1,367
Purchases of short-term investments	(20,985)	(14,992)
Proceeds from maturities of short-term investments	29,000	2,000
Other investing activities	(303)	(34)
Net cash flows used for investing activities	(22,548)	(16,445)

Cash flows from financing activities:
Proceeds from line of credit and other borrowings	-	5,775
Repayments under line of credit and other borrowings	-	(14,458)
Exercise of stock options and deferred stock units	1,082	5,562
Purchase of treasury stock	(1,041)	-
Payment of special dividend	(33,032)	-
Other financing activities	(9)	(17)
Net cash flows used for financing activities	(33,000)	(3,138)

Net (decrease) increase in cash	(13,485)	43,673
Cash and cash equivalents at beginning of year	52,365	8,692
Cash and cash equivalents at end of year	$38,880	$52,365